EXHIBIT 10j(iv)(a)

ADDENDUM TO VERIZON COMMUNICATIONS INC. LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

FOR THE 2005-2007 AWARD CYCLE

This is an addendum to the Performance Stock Unit Agreement for the 2005-2007 Award Cycle (the “Agreement”) entered into between Verizon Communications Inc. (“Verizon” or the “Company”) and Ivan Seidenberg (the “Participant”). The effective date of this addendum is March 3, 2006, and it shall remain in effect through December 31, 2007.

1. Purpose. The purpose of this addendum is to describe the terms of an arrangement between the Participant and the Company wherein the Participant can earn a long-term incentive payout under the Agreement, based on the extent to which the Company achieves certain strategic objectives (as defined in paragraph 3 below) during the Award Cycle. Except as modified by this addendum, all of the terms and conditions of the Agreement shall remain in effect.

2. Payment. Subject to the limitation set forth in paragraph 4 below, the Committee shall have the sole discretion to determine the size of any additional payment pursuant to this addendum, based on the Company’s achievement of the strategic objectives referred to in paragraph 3 below. This addendum and any payment made in accordance with this addendum are not intended to comply with the Performance-Based Exception (set forth in Code Section 162(m)(4)(C)) to the tax deductibility limitation imposed by Code Section 162(m).

3. Achievement of Objectives. The Committee shall have the sole discretion to determine whether the Participant is entitled to a payout pursuant to this addendum and the size of any such payout (subject to the limitations contained in paragraph 4 below), based on the Company’s achievement of strategic objectives related to the successful launch of Verizon Business, key legislative initiatives, FiOS and broad band initiatives, and wireless growth objectives during the Award Cycle; provided that no payment shall be made pursuant to this addendum unless the Committee determines that, at the end of the three-year Award Cycle specified in paragraph 5 of the Agreement, Verizon’s average annual total shareholder return during the Award Cycle met the specific threshold performance requirement specified in said paragraph 5.

4. Aggregate Limitation. The amount of any payment made under paragraph 6 of the Agreement (including any amount attributable to stock appreciation and dividend equivalent units payable under the terms of the Agreement and disregarding any deferral election) plus the amount of any payment under this addendum (disregarding any deferral election) shall not exceed $22.68 million.

5. Payment. Any payment pursuant to this addendum shall be made in cash. As soon as practicable after the end of the 2007 calendar year (but no later than March 15, 2008), the Committee shall determine whether an amount is to be paid pursuant to this addendum and the amount of any such payment. Any such amount (minus any withholding for taxes) shall be paid to the Participant no later than March 15, 2008 (subject, however, to any valid deferral election that the Participant has made under the deferral plan (if any) then available to the Participant). If the Participant dies before any payment due hereunder is made, such payment shall be made to the Participant’s beneficiary.

6. Defined Terms. Except where the context clearly indicates otherwise, all capitalized terms used herein shall have the definitions ascribed to them by the Plan or the Agreement, and the terms of the Plan or Agreement shall apply where appropriate.

IN WITNESS WHEREOF, the parties hereto have entered into this addendum as of March 3, 2006.

VERIZON COMMUNICATIONS INC.		THE PARTICIPANT

By:	/S/ MARC C. REED	By:	/S/ IVAN G. SEIDENBERG
	Marc C. Reed Executive Vice President		Ivan G. Seidenberg

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